EXHIBIT 3
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                      AMENDED AND RESTATED VOTING AGREEMENT

                  AMENDED AND RESTATED VOTING AGREEMENT, dated as of December 5, 2002, by and among Krupp Government Income Trust, a Massachusetts business trust ("GIT"), Krupp Government Income Trust II, a Massachusetts business trust ("GIT II" and, collectively with GIT, the "Trusts"), and Berkshire Income Realty, Inc. ("BIR"), a Maryland corporation.

                  WHEREAS, BIR intends to commence exchange offers pursuant to which it will seek to acquire shares of beneficial interest, no par value, of each of the Trusts (the "Shares") in exchange for shares of BIR's Series A Cumulative Redeemable Preferred Stock (collectively, the "Exchange Offers");

                  WHEREAS, in order to address concerns that might be raised by the holders of Shares, who decide not to tender their Shares in the Exchange Offers, that BIR might use the voting power of the Shares acquired by it in the Exchange Offers in a manner that may not be consistent with the interests of such holders, the parties entered into the Voting Agreement, dated as of November 1, 2002 (the "Original Agreement"); and

                  WHEREAS, the parties hereto wish to amend and restate the Original Agreement in its entirety.

                  NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements made herein, the parties hereto agree as follows:

                  VOTING AGREEMENT. Subject to Section 2 below, BIR hereby agrees, so long as it or any of its affiliates has voting power with respect to any Shares (regardless of whether such Shares have been acquired in the Exchange Offers or otherwise) (the "BIR Shares"), that, at any meeting of the holders of Shares of GIT or GIT II, however called, or in connection with a written consent of the holders of Shares of GIT or GIT II, BIR shall vote or consent (or cause to be voted or consented) with respect to any matter brought before such holders of Shares, all of the BIR Shares in proportion to the votes cast by the other holders of Shares of GIT and GIT II, respectively.

                  EFFECTIVENESS. This Agreement shall not be effective unless and until the Exchange Offers have been completed and BIR has acquired Shares pursuant thereto (the "Effective Date").

                  THIRD PARTY BENEFICIARIES; TERMINATION. Each holder of Shares other than BIR or any affiliate of BIR (each, an "Unaffiliated Holder") is intended to be and is expressly made a third party beneficiary of this Agreement, and each Unaffiliated Holder is expressly permitted to enforce all of the provisions hereunder as if each was a party hereto. This Agreement may not be terminated by the parties after the Effective Date

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without the consent of the holders of a majority of the Shares (exclusive of any
Shares not held by Unaffiliated Holders).

                  AMENDMENTS. From and after the Effective Date, no amendment of
Section 1 of this Agreement shall be valid and binding unless the same shall be in writing and signed by (1) each of the Trusts, whose execution may only be authorized with the approval of a majority of the independent trustees of the Board of Trustees of each of the Trusts, (2) the holders of a majority of the Shares (exclusive of any Shares not held by Unaffiliated Holders), and (3) BIR.

                  ASSIGNMENT. This Agreement may not be assigned by a party without the consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any and all prior discussions or agreements, whether written or oral, with respect thereto.

                  COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                  HEADINGS. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

                  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

                  IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.


                                   KRUPP GOVERNMENT INCOME TRUST


                                   By:  /s/ Douglas Krupp
                                        ---------------------------------------
                                        Name:   Douglas Krupp
                                        Title:  Chairman


                                   KRUPP GOVERNMENT INCOME TRUST II


                                   By:  /s/ Douglas Krupp
                                        ---------------------------------------
                                        Name:   Douglas Krupp
                                        Title:  Chairman

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                                   BERKSHIRE INCOME REALTY, INC.


                                   By:  /s/ David Quade
                                        ---------------------------------------
                                        Name:   David Quade
                                        Title:  President